Execution Copy

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT ("Agreement") dated as of July 25, 2007 between Scottish Holdings, Inc. (the "Company") and Michael Baumstein (the "Employee") (together, the "Parties").

          WHEREAS, the Employee and the Company are parties to an employment agreement dated March 15, 2004 (the "2004 Employment Agreement");

          WHEREAS, the Parties wish to establish the terms of Employee's continued employment with the Company upon the terms and conditions set forth herein which supersede the terms of the 2004 Employment Agreement, and all other agreements with respect to the subject matter hereof;

          Accordingly, the Parties agree as follows:

               1. Employment and Acceptance. The Company shall employ the Employee, and Employee shall accept employment, subject to the terms of this Agreement, effective as of May 7, 2007 (the "Effective Date").

               2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the second anniversary of the Effective Date (the "Initial Term") and shall renew for one (1) year intervals thereafter (each, a "Renewal Term") unless either party shall have given at least sixty (60) days advanced written notice to the other that it does not wish to extend the Term. As used in this Agreement, the "Term" shall refer to the Initial Term and any Renewal Term and shall, in all cases, terminate on the date the Employee's employment terminates in accordance with this Section 2 or
Section 5. In the event of the Employee's termination of employment during the Term, the Company's obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

               3.   Duties and Title.

               3.1 Title. The Company shall employ the Employee to render exclusive and full-time services to the Company and its subsidiaries. The Employee shall serve in the capacity of Executive Vice President, Head of Capital Markets and Group Treasurer, and shall report to the Chief Financial Officer of Scottish Re Group Limited. The Employee shall also serve during the Term in executive positions for one or more of the Company's subsidiaries and affiliates for no additional consideration.

               3.2 Duties. The Employee will have such authority and responsibilities and will perform such executive duties as are customarily performed by an Executive Vice President, Head of Capital Markets and Group Treasurer of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to Employee by the Chief Financial Officer of Scottish Re Group Limited. The Employee will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.



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               3.3  Location. The Employee shall perform his full-time services to the Company and its subsidiaries in the Company's Charlotte, NC office (the "Location"); provided that the Employee shall be required to travel as necessary to perform his duties hereunder.

               4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Employee the following during the Term:

               4.1 Base Salary. During the Term, the Company will pay to the Employee an annual base salary of $400,000, payable in accordance with the customary payroll practices of the Company. The Employee's annual base salary may be increased by the Company at its discretion and the Company agrees to review such compensation not less frequently than annually during the Term. The Base Salary as increased from time to time shall be referred to herein as "Base Salary".

               4.2 Bonuses. During the Term, the Employee shall be eligible to receive an annual bonus ("Bonus") under a plan established by the Company in the amount determined by the Board of Directors of the Company (the "Board") based upon achievement of performance measures established by the Company and approved by the Board. The employee's target bonus shall be 75% of Base Salary. Notwithstanding the foregoing, for the calendar years ending on December 31, 2007 and December 31, 2008, the Employee shall receive a Bonus of not less than fifty percent (50%) of the Base Salary. The Employee's Bonus shall be payable at such times and in the manner consistent with the Company's policies regarding compensation of executive employees. In addition, the Company may pay such additional bonuses as it may establish within its direction.

               4.3 Signing Bonus. As soon as practicable following the date hereof, the Company will pay to the Employee a one-time, lump-sum payment in the amount of $70,000 (the "Signing Bonus").

               4.4 Participation in Employee Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company. Notwithstanding the foregoing, the Employee will continue to participate in and/or receive benefits under (x) the Company's Exec-U-Care plan (the "Exec-U-Care Plan") and (y) the Scottish Holdings, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") (or other comparable benefit plans sponsored by the Company or an affiliate of the Company) to the same extent that the Employee participated in or received benefits under such plans prior to the Effective Date through the Term, subject to the terms of such plans and applicable law. In the event the Company modifies, amends or terminates the Deferred Compensation Plan or the Exec-U-Care Plan prior to the expiration of the Term in a way that adversely affects the Employee's benefits under either plan, the Company will pay the Employee compensation or provide the Employee with benefits (as determined in the Company's discretion) through the


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expiration of the Term comparable to the Employee's benefits and compensation under such plans as of the Effective Date.

               4.5 Equity Compensation. The Company will grant Employee stock options to purchase 225,000 ordinary shares of an affiliate of the Company pursuant to the 2007 Scottish Re Group Limited Stock Option Plan, an equity incentive compensation plan established by an affiliate of the Company (the "Equity Incentive Plan"), pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board.

               4.6 Expense Reimbursement. During the Term, the Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

               4.7 Club Dues and Expenses. During the Term, the Company hereby agrees to reimburse Employee for club dues and expenses not to exceed $5,000 per calendar year in accordance with the Company's policy regarding substantiation of expenses.

               4.8  Vacation and Holidays. Employee shall be entitled to four
(4) weeks of paid vacation per annum, in accordance with the Company's vacation policy.

               4.9  Legal Fees.

               (a) The Company shall pay or reimburse the Employee for all reasonable attorneys' fees and costs (not to exceed $10,000) incurred by the Employee in connection with advice pertaining to and negotiation of this Agreement upon presentation to the Company of bills for such services and such other supporting information as the Company may reasonably require.

               (b) If it should appear to Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided to Employee hereunder, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee's choice at the expense of the Company as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and Employee agree that a confidential relationship shall exist between Employee and such counsel. Without respect to whether Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys, and related fees and expenses incurred by Employee in connection with any of the foregoing; provided that, in regard to such matters, the Employee has not acted in bad faith or with no colorable claim of success. Such payments shall be made within five (5) business days after


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delivery of Employee's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. Notwithstanding the foregoing provisions of this Section 4.9(b), the obligations of the Company under this Section 4.9(b) shall not exceed, in the aggregate, $50,000.

               4.10 Indemnification. The Holdings' Indemnification Agreement (the "Indemnification Agreement") attached as Exhibit A to the 2004 Employment Agreement will continue in full force and effect in accordance with the terms of the Indemnification Agreement.

          5.   Termination of Employment.

               5.1 By the Company for Cause or by the Employee Without Good Reason or Due to Death or Disability. If: (i) the Employee's employment terminates due to his death; (ii) the Company terminates the Employee's employment with the Company for Cause (as defined below); (iii) the Company terminates the Employee's employment with the Company due to the Employee's Disability (as defined below); or (iv) Employee terminates his employment without Good Reason (as defined below), provided that the Employee shall be required to give the Company at least thirty (30) days prior written notice of such termination, the Employee or the Employee's legal representatives (as appropriate), shall be entitled to receive the following (the "Accrued Benefits"):

                    (a) the Employee's accrued but unpaid Base Salary and benefits set forth in Section 4.4, if any, to the date of termination;

                    (b) the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Employee's death, Disability, termination by the Company for Cause or by the Employee without Good Reason, payable in accordance with Section 4.2;

                    (c) expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Employee to the date of termination; and

                    (d) in accordance with the Company's policies, any accrued but unused vacation time or paid time off.

          For the purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of his job with or without reasonable accommodation for a period of
(i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.

          For the purposes of this Agreement, "Cause" means, as determined by the Board (or its designee), with respect to conduct during the Employee's employment with the Company, whether or not committed during the Term, (i) commission of a felony by Employee; (ii) acts of dishonesty by Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Employee's material breach of his obligations under this Agreement; (iv) conduct by Employee in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by


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Employee (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) contravention of specific reasonable lawful material direction from the person or entity to whom the Employee reports or continuing inattention to or continuing failure to adequately perform the material duties to be performed by Employee under the terms of Section 3.2 of this Agreement or (vii) breach of the Employee's covenants set forth in Section 7 below before termination of employment; provided, that, the Employee shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for "Cause" shall be effective immediately (or on such other date set forth by the Company).

          For the purposes of this Agreement, "Good Reason" means, without the Employee's consent, (i) a material adverse reduction in Employee's responsibilities or duties; (ii) a reduction in the Employee's Base Salary or bonus opportunity; provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Employee for any reason and without the Employee's consent if such modification, suspension or termination
(x) is a result of the underperformance of the Employee or the Company under its business plan, or (y) is consistent with an "across the board" reduction for all similar level executive employees of the Company, and, in each case, is undertaken in the Board's reasonable business judgment acting in good faith and engaging in fair dealing with the Employee; (iii) without the Employee's prior written consent, relocation of the Employee's Location of work to any location that is in excess of 50 miles from the Location thereof on the Effective Date; or (iv) the Company's material breach of the Agreement; provided that a suspension of the Employee and the requirement that the Employee not report to work shall not constitute "Good Reason" if the Employee continues to receive the compensation and benefits required by this Agreement. The Employee shall provide the Company written notice specifying such event or deficiency constituting Good Reason within sixty (60) days following the Employee's knowledge of the occurrence of such event and the Company shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

               5.2 By the Company Without Cause or By the Employee for Good Reason. If during the Term the Company terminates Employee's employment without Cause (which may be done at any time without prior notice) or Employee terminates his employment for Good Reason, upon at least thirty (30) days prior written notice, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and the Employee and not in violation of any applicable laws (the "Release"), the Employee shall be entitled to receive:

                    (a)  the Accrued Benefits;

                    (b) the pro-rata portion of the Bonus up to the date of termination relating to the calendar year of the Employee's termination, payable in accordance with Section 4.2;

                    (c) (i) if prior to the expiration of the Initial Term, an amount equal to two (2) times the sum of (x) the highest Base Salary received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, and (y) the highest Bonus amount received by the Employee with respect to any calendar year during the


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previous two (2) calendar years of the Term and (ii) if during any Renewal Term, an amount equal to the sum of (x) the highest Base Salary received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, and (y) the highest Bonus amount received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, in each case payable in twelve (12) equal monthly installments, less standard income and payroll tax withholding and other authorized deductions; and

                    (d) if the Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), reimbursement of the cost of such continuation coverage for the earlier of (x) nine (9) months or (y) such earlier date that the Employee is covered under another group health plan, subject to the terms of the plans and applicable law.

          The Company shall have no obligation to provide the benefits set forth above in the event that Employee breaches the provisions of Section 6. For purposes of clarity, the Company's failure to renew the Term pursuant to Section 2 hereof, shall not constitute a termination of the Employee's employment without Cause.

               5.3 Following the Company's Determination Not to Renew the Term. Should the Employee's employment with the Company terminate following the Company's determination not to renew the Term pursuant to Section 2, upon execution without revocation of the Release, the Employee shall be entitled to receive:

                    (a)  Accrued Benefits; and

                    (b) an amount equal to the sum of (x) the Employee's Base Salary, and (y) the highest Bonus amount received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, payable in a lump sum within thirty (30) days following the effective date of the Release, less standard income and payroll tax withholding and other authorized deductions.

          The Company shall have no obligation to provide the benefits set forth above in the event that Employee breaches the provisions of Section 6.

               5.4 No Mitigation; No Offset. The Employee shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Employee which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

               5.5 Removal from any Boards and Position. If the Employee's employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

               5.6 Continued Employment Beyond the Expiration of the Term. Unless the parties otherwise agree in writing, continuation of the Employee's employment with the Company beyond the expiration of the Term or following non-renewal of this Agreement by


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either party shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and the Employee's employment may thereafter be terminated at will by either the Employee or the Company; provided that the provisions of Sections 5.3, 6, 7, 8.5 and 8.10 of this Agreement shall survive any termination of this Agreement or the termination of the Employee's employment hereunder.

          6.   Certain Additional Payments by the Company.

               6.1 Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 6) or distribution by the Company or its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") by reason of being considered "contingent on a change in ownership or control" of the Company within the meaning of Section 280G of the Code, or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

               6.2 Subject to the provisions of Section 6.6, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Employee in his sole discretion. The Employee shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Employee within thirty (30) calendar days after the Date of Termination, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Employee or to the Internal Revenue Service on the Employee's behalf. If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to any material benefit or amount (or portion thereof), it shall, at the same time as it makes such determination, furnish the Company and the


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Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6.6 and the Employee thereafter is required to make a payment of any Excise Tax, the Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Employee within five
(5) business days after receipt of such determination and calculations.

               6.3 The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, record and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm, and-otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6.2. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Employee.

               6.4 The federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Employee. The Employee shall report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within five (5) business days pay to the Company the amount of such reduction.

               6.5 The fees and expenses of Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6.2 shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five (5) business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.

               6.6 The Employee shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten
(10) business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice


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to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notified the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                    (a) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                    (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (c) cooperate with the Company in good faith in order effectively to contest such claim; and

                    (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6.6, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6.6 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               6.7 If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.6, the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 6.6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6.6, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the


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expiration of ten (10) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this Section 6.

               6.8 Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Section 6, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Employee and (ii) the aggregate "present value" of the "parachute payments" to be paid or provided to the Employee under this Agreement or otherwise does not exceed three times the Employee's "base amount" by more than $50,000, then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Employee, as so reduced or repaid, constitutes an "excess parachute payment." For purposes of this Section 6.8, the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Section 6.8 will be made at the expense of the Company, if requested by the Employee or the Company, by the Accounting Firm. Appropriate adjustments shall be made to amounts previously paid to Employee, or to amounts not paid pursuant to this Section 6.8, as the case may be, to reflect properly a subsequent determination that the Employee owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Section 6.8, the Employee shall be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Section 6.8. The Company shall provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation. In the event that the Employee fails to make such designation within 10 business days prior to the Date of Termination or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.

          7.   Restrictions and Obligations of the Employee.

               7.1 Confidentiality. (a) During the course of the Employee's employment by the Company (prior to and during the Term), the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

                    (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Employee or otherwise coming into the Employee's possession in connection with or relating to his employment with the Company, shall remain the exclusive property of the Company and its subsidiaries, and the Employee shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Employee's duties under any employment agreement.

                    (c) It is understood that while employed by the Company or its subsidiaries, the Employee will promptly disclose to it, and assign to it the Employee's interest in any invention, improvement or discovery made or conceived by the Employee, either alone or jointly with others, which arises out of the Employee's employment. At the Company's request and expense, the Employee will assist the Company and its subsidiaries during the period of the Employee's employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

                    (d) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Employee's employment with the Company for any reason, the Employee will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Employee's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

               7.2 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Employee's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, (b) any supplier to or customer or client of the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier, customer or client or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Employee's employment terminates to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries, provided that if the Employee intends to solicit any such party referenced in this Section 7.2 (a), (b) or (c) for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company, which shall not be unreasonably withheld.

               7.3  Non-Competition. During the Term and for a period of twelve
(12) months following the termination of Employee's employment by the Company (for any reason) the Employee shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the reinsurance business or any other business conducted by the Company or any of its subsidiaries on the date of the Employee's termination of employment or within twelve (12) months of the Employee's termination of employment for which the Employee has performed services, in each case, in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business(es) (the "Business"). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from (a) owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership), and (b) serving as an employee, consultant or advisor (or other similar capacity) to an entity engaged in the Business for a unit, division, affiliate or department of such entity that does not engage in the Business in any material respect, so long as the Employee is not directly or indirectly involved in the Business activities performed by such entity.

               7.4 Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Employee's employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in his possession or control.

          8. Remedies; Specific Performance. The Parties acknowledge and agree that the Employee's breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 7. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Employee set forth in Section 7, except as required by law, the Employee shall not be entitled to any payments set forth in Section 5.2 hereof if the Employee has breached the covenants applicable to the Employee contained in Section 7, the Employee will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

          9.   Other Provisions.

               9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

                    (a)  If the Company, to:

                         13840 Ballantyne Corporate Place,
                         Suite 500
                         Charlotte, NC 28277

                         Attention: General Counsel
                         Telephone:
                         Fax:

                    (b) If the Employee, to the Employee's home address reflected in the Company's records.

               9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the 2004 Employment Agreement, except as specifically referenced herein.

               9.3 Representations and Warranties by Employee. The Employee represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

               9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               9.5  Governing Law, Dispute Resolution and Venue.

                    (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

                    (b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Charlotte, North Carolina, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. IN ADDITION, THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

               9.6 Assignability by the Company and the Employee. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Employee without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

               9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

               9.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

               9.10 Judicial Modification. If any court determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

               9.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

               9.12 Compliance with Law. This Agreement is intended to comply with the requirements of Section 409A of the Code. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under Section 5 shall comply with Section 409A. Notwithstanding the foregoing, in the event that the Employee becomes subject to the additional 20% income tax as a result any payment or benefit becoming subject to and/or violating Section 409A of the Code due to any provision of this Agreement, the Company shall make a 409A tax gross-up payment to the Employee so that the Employee's net after tax benefit or payment with respect to such payment is not less than the net after tax benefit or payment the Employee would have received if the 20% additional tax under 409A had not been imposed. The 409A tax gross-up payment shall be made as soon as practicable following the determination of the liability for such 409A additional tax but in no event will the 409A tax gross-up payment be made later than the Employee's taxable year next following the taxable year in which the Employee remits the related taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

                                        EMPLOYEE



                                         /s/ Michael Baumstein
                                        ---------------------------------------
                                        Michael Baumstein


                                        SCOTTISH HOLDINGS, INC.



                                        By:   /s/ Paul Goldean
                                             -----------------------------------
                                             Name: Paul Goldean
                                             Title: Director